Exhibit 99.1

AMENDMENT TO THE
OLIN SENIOR EXECUTIVE PENSION PLAN
(As amended and restated effective July 27, 2000)

1.           Article I of the Plan is amended by adding the following Section 1.3:

“1.3.  Freeze of the Plan as of December 31, 2007.  Notwithstanding anything in the Plan (including, without limitation, Article III) to the contrary, the Plan is hereby frozen with respect to Participants effective as of December 31, 2007.  Participants will be eligible to accrue benefits under the Plan through December 31, 2007 but will not accrue any additional benefits under the Plan after that date.  Service by Participants after December 31, 2007 will count toward meeting the eligibility requirements for commencing a Plan benefit (including early retirement benefits), but not toward the determination of any benefit amount under the Plan.  Additionally, compensation earned by Participants after 2007 will not count toward the determination of any benefit amounts under the Plan.  Benefits (if any) will be paid to Participants at such time a Participant is eligible to begin to receive benefits under the applicable terms of the Plan, and shall be subject to any applicable early retirement reductions, payment form adjustments or other adjustments as otherwise provided herein.”

2.           Section 2.1 of the Plan is amended by adding the following:

“Notwithstanding the foregoing, participation in the Plan shall be frozen as of December 31, 2007 and no new Participants shall be permitted after such date.”

3.           Section 3.1 of the Plan is amended by adding “and subject to Section 1.3” after “as hereinafter provided”.